Exhibit 4.2

ELEDON PHARMACEUTICALS, INC.

NON-QUALIFIED STOCK OPTION INDUCEMENT AWARD AGREEMENT

1)	GRANT OF OPTION.

A)

This agreement evidences the grant by ELEDON PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), on [  ] (the “Grant Date”) to [  ], an employee of the Company (the “Participant”), and is made in connection with Participant’s entry into that certain employment agreement with the Company dated as of [  ] (the “Employment Agreement”) and is an inducement material to the Participant’s entry into employment within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

B)

If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of any employment, consulting or similar services agreement (including the Employment Agreement) between the Participant and the Company as may be in effect (the “Service Agreement”), the Service Agreement shall control, and this Agreement shall be deemed to be modified accordingly.

C)

Although this Option is an inducement award made outside of the Company’s 2020 Long Term Incentive Plan (the “Plan”), it shall be subject to terms of the Plan in all respects as if granted under the Plan, which are incorporated into this Agreement by this reference, and which shall control in the event of any conflict with the terms and conditions hereof, provided that the Service Agreement shall control over any conflicting provision of the Plan.

2)	GRANT OF OPTIONS.

A)

The Company, on the Grant Date, granted to Participant, subject to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of an aggregate of [  ] shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) at the option price of $[  ] per share, being not less than the closing price of a share of our Common Stock on the NASDAQ on the Grant Date (the “Option”). This Option is intended to be a nonqualified stock option and not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Unless earlier terminated, this Option shall expire at 5:00 p.m., Pacific Time, on [ ] (the “Final Exercise Date”). This Option is exercisable as hereinafter provided.

B)

In addition to this Agreement, and although this Option is an inducement grant made outside of the Plan, it shall be subject to terms of the Plan, which are incorporated into this Agreement by this reference, and which shall control in the event of any conflict with the terms and conditions hereof. For the avoidance of doubt, the shares of Common Stock issuable hereunder shall not reduce or have any effect on the number of shares of Common Stock that may be issued under the Plan. The Service Agreement, this Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

3)	VESTING SCHEDULE.

A)

This Option shall vest and become exercisable with respect to 1/4th of the underlying shares on the first anniversary of the grant date, and thereafter with respect to 1/48th of the underlying shares monthly for 36 months, such that the options shall be fully vested and exercisable on the fourth anniversary of the grant date (subject to the Participant’s continued service as an Eligible Participant as of each applicable vesting date).

B)

Notwithstanding anything herein to the contrary, if, upon the consummation of a Change in Control (as defined in the Plan) or during a period of ninety-days prior to the Change in Control or one-year period thereafter, the Participant’s employment with the Company is terminated by the Company without “Cause” or by the Participant for “Good Reason” (in each case as defined below), then this Option shall automatically vest with respect to all of the Shares not already vested and shall become vested and exercisable in full.

4)	EXERCISE OF OPTION.

A)

Form of Exercise. Each election to exercise this Option shall be done electronically through the Company’s equity plan administrator’s website or in writing, in the form of the Stock Option Exercise Notice attached as Annex A, signed by the Participant, and received by the Company at its principal office, together with payment in full in the manner provided in the Plan.

B)

Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this Option may not be exercised unless the Participant, at the time he or she exercises this Option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

C)

Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (D) and (E) below, the right to exercise this Option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this Option shall be exercisable only to the extent that the Participant was entitled to exercise this Option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this Option shall terminate immediately upon such violation.

D)

Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “Cause” as specified in paragraph (E) below, this Option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this Option shall be exercisable only to the extent that this Option was exercisable by the Participant on the date of his or her death or disability, and further provided that this Option shall not be exercisable after the Final Exercise Date.

E)

Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause, the right to exercise this Option shall terminate immediately upon the effective date of such termination of employment.

5)	TAX MATTERS.

A)

Withholding. No Shares will be issued pursuant to the exercise of this Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this Option.

B)

Disqualifying Disposition. If the Participant disposes of Shares acquired upon exercise of this Option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this Option, the Participant shall notify the Company in writing of such disposition.

6)	DEFINITIONS.

A)	For the purposes of this Option:

i)

“Cause” shall have the meaning set forth in any employment or other agreement between the Participant and the Company or, in the absence of such an agreement, shall mean that, in the good faith determination of the Company, the Participant has: (a) committed gross negligence or willful malfeasance in the performance of the Participant’s work or duties; (b) committed a breach of fiduciary duty or a breach of any non-competition, non-solicitation or confidentiality obligations to the Company; (c) failed to follow the proper directions of the Participant’s direct or indirect supervisor after written notice of such failure; (d) been convicted of, or pleaded “guilty” or “no contest” to, any misdemeanor relating to the affairs of the Company or any felony; (e) disregarded the material rules or material policies of the Company which has not been cured within 15 days after notice thereof from the Company; or (f) engaged in intentional acts that have generated material adverse publicity toward or about the Company.

ii)

“Good Reason” shall have the meaning set forth in any employment or other agreement between the Participant and the Company or, in the absence of such an agreement, shall mean any action on the part of the Company or a successor in interest not consented to by the Participant in writing having the following effect or effects: (a) a material diminution in the Participant’s duties, authority or responsibilities from and after the Change in Control; (b) a material reduction in the Participant’s base salary from and after the Change in Control, other than a reduction comparable to reductions generally applicable to similarly situated persons; or (c) the Company’s requiring the Participant’s ongoing and regular services to be performed at a location more than fifty (50) miles from the geographic location at which the Participant was providing services before such requirement. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (1) the Participant gives the Company’s Chief Executive Officer (or the Chief Executive Officer of the Company’s successor in interest, if applicable) written notice specifying that such event or circumstance will give rise to a right of termination no more than thirty (30) days after the initial existence of such event or circumstance, (2) such event or circumstance shall not have been cured within thirty (30) days following such written notice from the Participant and (3) the Participant terminates the Participant’s employment within forty-five (45) days after the end of the 30-day cure period and prior to such event or circumstance having been cured.

iii)

Except as otherwise indicated by the context, the term “Participant”, as used in this Option, shall be deemed to include any person who acquires the right to exercise this Option validly under its terms.

[Signature pages follow.]

IN WITNESS WHEREOF, the Company has caused this Option to be executed by its duly authorized officer.

ELEDON PHARMACEUTICALS, INC.

By:
Name:	David-Alexandre C. Gros, MD
Title:	Chief Executive Officer

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Plan.

PARTICIPANT:

Signature of Participant

Grant Acceptance Date

Print Name of Participant

ANNEX A

ELEDON PHARMACEUTICALS, INC.

STOCK OPTION EXERCISE NOTICE

Eledon Pharmaceuticals, Inc.

19800 MacArthur Blvd., Suite 250

Irvine, California 92612 USA

Dear Sir or Madam:

I, ___________________________ (the “Participant”), hereby irrevocably exercise the right to purchase ________ shares of the Common Stock, $0.001 par value per share (the “Shares”), of ELEDON PHARMACEUTICALS, INC. (the “Company”) at $________ per share pursuant to the Company’s 2020 Stock Incentive Plan and a stock option agreement with the Company dated __________________ (the “Option Agreement”). Enclosed herewith is a payment of $_____________, the aggregate purchase price for the Shares. The certificate for the Shares should be registered in my name as it appears below or, if so indicated below, jointly in my name and the name of the person designated below, with right of survivorship.

Dated:

Signature of Participant

Print Name of Participant

Address:

Name and address of persons in whose name the Shares are to be jointly registered (if applicable):